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                                                                   Exhibit 10.11

                             WMX TECHNOLOGIES, INC.
                                 NON-QUALIFIED
                      PROFIT SHARING AND SAVINGS PLUS PLAN


     WMX Technologies, Inc., a Delaware corporation, established this Non-Qualified Profit Sharing and Savings Plus Plan effective as of January 1, 1994, and subsequently amended and restated the Plan effective as of January 1, 1996.

                                   ARTICLE I
                                  DEFINITIONS

     Wherever used in this Plan, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

     1.1 Account: The record of a Participant's interest under the Plan. Accounts are kept solely for recordkeeping purposes and shall not require a segregation of any Company assets. Accounts are subdivided into the (i) Profit Sharing Plus Account; (ii) Voluntary Deferral Account; and (iii) Matching Plus Account.

     1.2 Before-Tax Account: The record under the Profit Sharing Plan of the before-tax contributions allocated to a participant thereunder, plus any earnings and minus any losses.

     1.3  Change in Control:  The occurrence of any of the following events:

          (i) The Company is merged or consolidated or reorganized into or with another corporation or other legal person (an "Acquiror") and as a result of such merger, consolidation or reorganization less than 75% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to such merger, consolidation or reorganization, other than the Acquiror or any corporation or other legal person controlling, controlled by or under common control with the Acquiror;

          (ii) The Company sells all or substantially all of its business and/or assets to an Acquiror, of which less than 75% of the outstanding voting securities or other capital interests are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to such sale, other than any corporation or other legal person controlling, controlled by or under common control with the Acquiror;

          (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person or group (as the terms "person" and "group" are used in Section 13(d)(3) or Section
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     14(d)(2) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 20% or more of the issued and outstanding shares of voting securities of the Company; or

          (iv) During any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director of the Company was approved by a vote of at least two-thirds of such directors of the Company then still in office who were directors of the Company at the beginning of any such period.

     1.4 Code: The Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include that section and any corresponding provisions of any future legislation that amends, supplements or supersedes that section.

     1.5  Committee:  The Executive Committee of the Company.

     1.6  Company:  WMX Technologies, Inc., a Delaware corporation.

     1.7 Compensation: The amount of a Participant's compensation as defined in the Profit Sharing Plan from time to time; provided, however, that the limitations of Section 401(a)(17) of the Code shall not apply to the determination of Compensation under the Plan.

     1.8 Disability: A Participant shall be deemed totally and permanently disabled when he/she is unable to perform the usual duties of his/her employment by reason of a medically determinable physical or mental impairment which in the opinion of a physician selected by or acceptable to the Committee can be expected to result in death or to be of long-continued or indefinite duration.

     1.9  Participant:  Any person who participates in the Plan pursuant to
Section 3.1.

     1.10 Plan: This WMX Technologies, Inc. Non-Qualified Profit Sharing and Savings Plus Plan, as amended from time to time.

     1.11 Plan Year:  The Plan Year shall be each calendar year.

     1.12 Profit Sharing Account: The record under the Profit Sharing Plan of the profit sharing contributions allocated to a participant thereunder, plus any earnings and minus any losses.

     1.13 Profit Sharing Plan: The WMX Technologies, Inc. Profit Sharing and Savings Plan, as amended from time to time.

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     1.14 Termination of Employment:  The termination of a Participant's employment with the Company and all of its majority-owned subsidiaries. Temporary absence from employment because of illness, vacation, approved leaves of absence, and transfers of employment among the Company and its subsidiaries, shall not be considered to terminate employment or to interrupt continuous employment.

     1.15 Voluntary Deferral Election:  The election made pursuant to Section
4.3 of the Plan to defer receipt of a portion of a Participant's Compensation.


                                   ARTICLE II
                                    PURPOSE

     It is anticipated that amounts otherwise allocable under the Profit Sharing Plan to certain Participants may be restricted as a result of the limitations imposed by section 415 of the Code on the amount of annual additions under the Profit Sharing Plan, the limitations imposed by section 401(a)(17) of the Code on the amount of annual compensation taken into account under the Profit Sharing Plan and the limitations imposed by the Plan and Section 402(g) of the Code on the amount of elective salary deferrals under the Profit Sharing Plan. The purpose of this Plan is to supplement the Profit Sharing Plan by the allocation and payment of benefits to those Participants, and their surviving spouses and other beneficiaries, as to whom benefits otherwise allocable under the Profit Sharing Plan are so restricted.

                                  ARTICLE III
                            ELIGIBILITY FOR BENEFITS

     3.1 Participation. For any given Plan Year, any employee of the Company or any of its majority-owned subsidiaries will be eligible to participate in the Plan if he or she (i) is an active participant in the Profit Sharing Plan and
(ii) is either (a) compensated at a level equal to or greater than the annual compensation limit of Section 401(a)(17) of the Code, or (b) subject to the Officer Stock Ownership Policy ("OSOP Officer").

     3.2 Vesting. Except as provided in Section 4.6 below, a Participant shall become vested in his or her Account balances and, therefore, have the right to receipt of such Account balances upon his or her Termination of Employment as follows:

               (a) A Participant shall become vested in his Profit Sharing Plus Account balance at the same time and in the same manner as he becomes vested in his Profit Sharing Account balance; and

               (b) A Participant shall always be vested in his Voluntary Deferral Account balance; and

               (c) A Participant shall become vested in each of the annual credits, if any, to his or her Matching Plus Account after the earliest of:
     (i) four consecutive years of employment with the Company or any of its

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     majority-owned subsidiaries from the date such credit was made, (ii) the
     Participant's retirement on or after age 55 with ten years of service (within the meaning of the WMX Technologies, Inc. Pension Plan) or (iii) the Participant's death or Disability while employed by the Company or any of its majority-owned subsidiaries. Years of employment shall be determined by the Committee, in its sole discretion, in accordance with rules uniformly and consistently applied to all Participants in similar circumstances.

     If a Participant has a Termination of Employment prior to becoming fully vested in his or her Profit Sharing Plus Account or Matching Plus Account, he or she shall forfeit the unvested portion of such Account. Notwithstanding the foregoing provisions of this Section, in the event of a Change in Control, a Participant's Account shall become immediately and fully vested upon the Change in Control.


                                   ARTICLE IV
                                    BENEFITS

     4.1 Allocation to Profit Sharing Plus Accounts. A Participant's Profit Sharing Plus Account shall be credited as of the end of each Plan Year with an amount equal to

          (a) the profit-sharing contribution that would have been allocated to the Participant's Profit Sharing Account for the Plan Year if (i) the restrictions of sections 401(a)(17) and 415 of the Code did not apply and (ii) a limit on considered compensation equal to $500,000 (as indexed by the Committee in its sole discretion) did apply, minus

          (b) the profit-sharing contribution that was actually allocated to the Participant's Profit Sharing Account for the Plan Year.

     4.2 Allocation to Voluntary Deferral Accounts. Effective January 1, 1996, each Participant shall, if he so elects, have his Compensation reduced for each Plan Year by the amount specified in his Voluntary Deferral Election made in accordance with Section 4.3. A Participant's Voluntary Deferral Account shall be credited, in the case of deferred base salary, as of the end of each payroll period, and, in the case of deferred bonus, as of the date the bonus would otherwise be paid, with an amount equal to such reduction.

     4.3 Voluntary Deferral Elections. Prior to the beginning of each Plan Year beginning on or after January 1, 1996, a Participant may elect, on a form provided by the Committee, to have his Compensation reduced in increments of 1% up to a maximum percentage specified from time to time by the Committee in accordance with such rules and other limitations as the Committee may from time to time specify. Notwithstanding the foregoing, a Participant may make a separate election over the portion of his Compensation representing annual bonus payments.

     4.4 Allocation to Matching Plus Account. If a Participant who is an OSOP Officer elects to defer a portion of his annual bonus pursuant to Section 4.3 above and elects to have that bonus deferral deemed to be invested in Company common stock pursuant to

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Section 4.5(c), the Participant's Matching Plus Account shall be credited, as of the date of the annual bonus would otherwise be paid, with an amount equal to 20% of the voluntary bonus deferral amount.

     4.5 Deemed Investment. (a) A Participant's Profit Sharing Plus Account shall be deemed to be invested in the same manner over the same periods of time as his Profit Sharing Account, and a Participant shall not have any right to direct otherwise. The Participant's Profit Sharing Plus Account shall be credited with gains and debited with losses in the amounts which would be reflected in such Account were it actually invested in a like manner to such Participant's Profit Sharing Account (other than the investment of any portion of such Profit Sharing Account in a loan to the Participant).

     (b) A Participant's Voluntary Deferral Account shall be deemed to be invested in the same manner over the same periods of time as his Before-Tax Account, and a Participant shall not have any right to direct otherwise. The Participant's Voluntary Deferral Account shall be credited with gains and debited with losses in the amount which would be reflected in such Account were it actually invested in a like manner to such Participant's Before-Tax Account (other than the investment of any portion of such Before-Tax Account in a loan to the Participant).

     (c) Notwithstanding paragraph (b) above, a Participant who is an OSOP Officer may elect that any or all of the portion of his Voluntary Deferral Account derived from the deferral of annual bonus be deemed to be invested in Company common stock. If such an election is made, it will remain in effect until the payment of the Participant's Account pursuant to Section 4.6.

     (d) A Participant's Matching Plus Account shall be deemed to be invested in Company common stock.

     4.6 Payment of Benefits. (a) After a Participant's Termination of Employment, the Company shall pay the Participant (or his surviving spouse or other beneficiary in accordance with Section 4.9) his vested Account balances in a lump sum (i) in the event that the Termination of Employment was caused by the Participant's death or Disability, as soon as reasonably practicable following the Participant's Termination of Employment, or (ii) in any other event, as soon as practicable following the one year anniversary of such Participant's Termination of Employment.

     (b) In the case of Participants who are subject to Section 16(b) of the Securities Exchange Act of 1934, the payment described in paragraph (a) above shall be made in cash. In the case of all other Participants, (A) the payment of any (i) amounts of deferred bonus deemed to be invested in Company stock and the deemed earnings thereon and (ii) Matching Plus Account balances, shall be made in Company common stock, and (B) the payment of any amounts not described in (A) shall be made in cash. In the case of payment in Company common stock, the stock shall be valued at its fair market value as of the applicable date (i.e., Termination of Employment or the one year anniversary of Termination of Employment) which shall, unless the Committee otherwise determines, be the average of the closing sale prices per share of the Company's common stock on the New

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York Stock Exchange Composite Tape (as reported in The Wall Street Journal,
Midwest Edition) (or if the Company's common stock is not then traded on the New York Stock Exchange, reported on the principal market where such common stock is actively traded) on each of the ten trading days immediately preceding the applicable date.

     (c) Notwithstanding any other provision of this Plan to the contrary, in the event the Committee determines, in its sole discretion, that the Participant violated any agreement not to compete with, or not disclose confidential information of, the Company or its majority-owned subsidiaries, either before or after his or her Termination of Employment, the Participant shall forfeit his or her entire Account balance, whether or not vested.

     4.7 Change in Control. Notwithstanding any provision of the Plan to the contrary, any amounts credited to a Participant's Account hereunder shall be immediately payable upon a Change in Control, by the Company, or if the Company is not the survivor of such Change in Control, the Acquiror. The amount payable by the Company or the Acquiror, as the case may be, shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

     If any amounts in a Participant's Account are deemed to be invested in Company common stock at the time of a Change in Control, each share of Company common stock in such investment shall be valued at the "fair market value per share". The "fair market value per share" shall be determined by the Committee, as it existed immediately prior to such Change in Control. The "fair market value per share" shall mean, (i) except in the case of a merger, consolidation or reorganization with an Acquiror in which the Company is not the survivor (a "Termination Merger"), the average of the highest sales price per share of the Company's common stock on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal, Midwest Edition) (or if the Company's common stock is not then traded on the New York Stock Exchange, reported on the principal market where such common stock is actively traded) on each of the five trading days immediately preceding the date of the Change in Control, and (ii) in the case of a Termination Merger, the higher of (A) the fair market value of the consideration receivable per share by holders of common stock of the Company in such Termination Merger, which fair market value as to any securities included in such consideration shall be the average of the highest sales price per unit of such security on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal, Midwest Edition) (or if such security is not traded on the New York Stock Exchange, reported on the principal market where such security is actively traded) on each of the five trading days immediately preceding the date of the Termination Merger and as to any such security not actively traded in any market and as to all other property included in such consideration, shall be the amount determined by the Committee in its discretion or (B) the amount determined pursuant to clause (i) of this paragraph.

     4.8 Special Allocation for Transferred Participants. In the event a Participant (i) is transferred during a Plan Year to any entity that is owned at least 50% by the Company but that has not adopted the Profit Sharing Plan for the benefit of its employees and (ii) remains employed by that entity (or another 50% Company owned entity) through December 31 of that Plan Year, such Participant's Profit Sharing Plus Account shall be

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credited with an amount equal to the profit-sharing contribution that would have been allocated to the Participant's Profit Sharing Account for such Plan Year if:

          (a) the requirement that the Participant be an active participant in the Profit Sharing Plan on December 31 of the Plan Year did not apply,

          (b) the Participant's considered compensation was equal to the compensation he had been earned for the year through the last day he was an active participant in the Profit Sharing Plan,

          (c) the restrictions of sections 401(a)(17) and 415 of the Code did not apply, and

          (d) a limit on considered compensation equal to $500,000 (as indexed by the Committee in its sole discretion) did apply.

     4.9  Beneficiaries.

          (a) A deceased Participant's Account shall be distributed to the persons effectively designated by the Participant as his/her beneficiaries under the Profit Sharing Plan. Unless a Participant has effectively elected otherwise in accordance with the Profit Sharing Plan, the Participant's beneficiary shall be his/her surviving spouse. In determining the identity or status of a surviving spouse, the Committee or its designee may rely upon records of the Plan or employer and any action taken in reliance thereon shall relieve the Plan, the Committee and the Company of any further obligation thereto unless the Committee has actual knowledge that said information is not correct.

          (b) (i) If a Participant dies, and to the knowledge of the Committee after reasonable inquiry leaves no surviving spouse, has not filed an effective beneficiary designation or has revoked all such designations, or has filed an effective designation but the beneficiary or beneficiaries predeceased him, the distributable portion of the Participant's Account shall be paid to the executor or administrator of the Participant's estate.

          (ii) If the beneficiary, having survived the Participant, shall die prior to the final and complete distribution of the Participant's Account, then the distributable portion of said Account shall be paid:

               (A) to the contingent or successive beneficiary named in the most recent effective beneficiary designation filed by the Participant in accordance with such designation filed by the Participant in accordance with such designation; or

               (B) if no such beneficiary has been named, to the executor or administrator of the beneficiary's estate.

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                                   ARTICLE V
                                ADMINISTRATION

     5.1  Administration and Interpretation.  The Committee shall be the
Plan administrator. The Committee shall have the authority to control and manage the operation and administration of the Plan, to adopt rules and regulations regarding the administration of the Plan, to interpret the Plan, to determine the conditions subject to which any benefits may be credited or payable, and to make any other determinations which the Committee believes are necessary or advisable for the administration of the Plan. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee with respect to the Plan. Determinations by the Committee shall be final and binding on all parties with respect to all matters relating to the Plan. The Committee may delegate all or any part of its authority to any officer of the Company.

     5.2  Claims Procedure.

          (a) If a Participant or other person believes that he is entitled to benefits under the Plan, he may file a claim for benefits in writing with the Committee. If a claim for benefits is wholly or partially denied, the Committee shall give the claimant written notice of the denial within a reasonable period of time after receipt of the claim by the Committee. Such notice shall set forth:

              (i)   the specific reason or reasons for the denial,

              (ii) specific reference to pertinent provisions of the Plan on which the denial is based,

              (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and

              (iv)  an explanation of the claim review procedure.

          (b) A claimant whose claim is denied, or his duly authorized representative, may request a review upon written application to the Committee within 60 days after receiving notice of the denial. In connection with such request, the claimant or his authorized representative may review pertinent documents and may submit issues and comments in writing. If such a request is made, the Committee shall make a full and fair review of the denial of the claim and shall make a decision not later than 60 days after receipt of the application, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request. The decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based.

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     5.3 Amendment and Termination. This Plan may be amended, curtailed or terminated at any time by action of the Company's Board of Directors or the Executive Committee thereof. However, no such action shall reduce the Account of any Participant under this Plan below the amount which as of the date of such action would have been payable under this Plan if the Participant had terminated as of that said date and this Plan had continued in effect without change.

                                   ARTICLE VI
                                 MISCELLANEOUS

     6.1 Anti-alienation Provision. No interest of any person or entity in, or right to receive a benefit under the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

     6.2 No Guarantee of Employment. Nothing in the Plan shall confer upon any Participant the right to be retained in the service of the Company or any of its subsidiaries, nor shall it interfere with the right of the Company or any of its subsidiaries to discharge or otherwise deal with any Participant without regard to the existence of this Plan.

     6.3 No Funding. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with regard to segregating any assets of the Company for payment of any benefits hereunder. All benefits under the Plan are payable solely from the general assets of the Company. No Participant, surviving spouse or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, surviving spouse or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

     6.4 General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Profit Sharing Plan applicable to (i) a Profit Sharing Account shall also be applicable to a Profit Sharing Plus Account hereunder and (ii) a Before-Tax Account shall also be applicable to a Voluntary Deferral Account hereunder. Any benefit payable under the Profit Sharing Plan shall be paid solely in accordance with the terms and conditions of the Profit Sharing Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Profit Sharing Plan.

     6.5 Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution

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then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

     6.6 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate.

     6.7 Unclaimed Benefit. Each Participant shall keep the Company informed of his current address and the current address of his spouse. The Committee shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three years after the date on which payment of the Participant's benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Committee is unable to locate any surviving spouse of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or surviving spouse or any other person and such benefit shall be irrevocably forfeited.

     6.8 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, surviving spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

     6.9 Governing Law. The Plan shall be construed and administered according to the laws of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

     6.10 Gender and Number. Except when the context indicates to the contrary, when used herein, masculine terms shall be deemed to include the feminine, and singular the plural.

     6.11 Headings. The headings of paragraphs are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

     6.12 Severability. If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any section or part of a section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

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     The foregoing is the true and complete text of the WMX Technologies, Inc.
Non-Qualified Profit Sharing and Savings Plus Plan as amended and restated by the Executive Committee of the Board of Directors of WMX Technologies, Inc. on December 29, 1995.


                                                  /s/ Herbert A. Getz
                                          -----------------------------------
                                          Herbert A. Getz
                                          Senior Vice President and Secretary

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